Exhibit 99.1

[LOGO]

FOR IMMEDIATE RELEASE	Contact: Michael P. Donovan
mdonovan@HealthExtras.com
HealthExtras, Inc.

HEALTHEXTRAS REPORTS RECORD THIRD QUARTER RESULTS

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Net Income Up 46%, Company Provides Preliminary Guidance for 2006

New Sales Top $300 Million, Revenues for 2006 to Exceed $1 Billion

ROCKVILLE, MD, October 25, 2005 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the third quarter ended September 30, 2005.

Third Quarter Highlights

•	Net income for the third quarter 2005 was $6.3 million or $.15 per share, a 46% increase over comparable third quarter 2004 earnings of $4.3 million or $.12 per share.

•	Revenues for the third quarter 2005 totaled $166.8 million, a 16% increase over third quarter 2004 revenues of $143.2 million.

•	Over 4.1 million prescriptions were processed during the quarter.

“We are pleased with the Company’s financial performance,” said David T. Blair, Chief Executive Officer of HealthExtras. “While the earnings results were consistent with our expectations, the more significant announcement is the cumulative $300 million in new sales booked for 2006. Accordingly, as our guidance reflects, new sales have exceeded our previously communicated expectations, which combined with a 95% plus retention rate, gives us solid revenue visibility for the upcoming year.”

Preliminary 2006 Guidance

Based on currently booked business and margin trends, management expects 2006 net income to increase by at least 35% over anticipated 2005 results to $31.5 million, which should equate to earnings per share of at least $.75. Revenue for 2006 is expected to exceed $1.0 billion based on business under contract and new sales commitments. Reported revenue will be directly impacted by the extent to which clients continue to shift pharmacy costs to members in the form of higher co-payments and deductibles. As previously disclosed, the Company does not report member payments as revenue. Factors that could contribute to results exceeding those described above include:

•	new business additions with January 1, 2006, effective dates

•	other new business additions in the balance of 2006

•	contributions from acquisitions

•	enhanced formulary compliance and

•	improved generic drug utilization

“The Company is well-positioned to deliver earnings growth in 2006 and beyond,” added Mr. Blair. “Throughout the year, we added clients in both existing and new markets, implemented programs to control our clients’ drug costs and continued to provide our clients with an exemplary level of service. We continue to have significant sales momentum and opportunities to expand operating margins.”

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Implementation of FAS 123R

The above 2006 guidance does reflect anticipated expenses for all equity-based compensation arrangements including stock options under FAS 123R. Consistent with previous disclosures, the Company intends to take a non-cash charge, estimated to be $.02 per share, in the fourth quarter related to accelerated vesting of stock options. Additional disclosures related to the charge will be made as required in our filings with the Securities and Exchange Commission.

About HealthExtras (www.healthextras.com)

HealthExtras, Inc., a pharmacy benefit management company, currently provides benefits to over three million members. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 53,000 participating pharmacies.

This press release may contain forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras’ filings with the Securities and Exchange Commission.

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Financial statements follow:

HealthExtras, Inc.

Balance Sheet Information

(In thousands)

September 30, 2005
Assets
Current assets:
Cash and cash equivalents	$78,505
Accounts receivable, net of allowance for doubtful accounts of $830	71,531
Income tax receivable	114
Inventory, net of allowance for obsolescence of $25	527
Deferred charges	1,343
Other current assets	2,090

Total current assets	154,110

Fixed assets, net	9,388
Intangible assets, net of accumulated amortization of $4,170	20,917
Goodwill	75,429
Restricted cash	1,000
Other assets	375

Total assets	$261,219

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$57,968
Accrued expenses and other current liabilities	4,371
Note payable	5,000
Deferred income taxes	967
Deferred revenue	4,287

Total current liabilities	72,593

Deferred income taxes	5,238
Notes payable	8,750

Total liabilities	86,581

Stockholders’ equity:
Common stock	394
Additional paid-in capital	141,473
Accumulated other comprehensive income	137
Retained earnings	32,634

Total stockholders’ equity	174,638

Total liabilities and stockholders’ equity	$261,219

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Income Statement

(In thousands, except per share data)

	For the quarter ended September 30, 2005	For the quarter ended September 30, 2004
Revenue (excludes member co-payments of $69,475 and $62,069 for the quarters ended September 30, 2005 and 2004 respectively)	$166,784	$143,193

Direct expenses	145,856	126,847
Selling, general & administrative expenses	11,244	9,131

Total operating expenses	157,100	135,978

Operating income	9,684	7,215

Interest income	518	100
Interest expense	(231)	(452)
Other income	26	41

Income before tax	9,997	6,904

Income tax provision	3,699	2,603

Net income	$6,298	$4,301

EPS - basic	$0.16	$0.13

EPS - diluted	$0.15	$0.12

Weighted average common shares, basic	38,810	33,415

Weighted average common shares, diluted	41,581	36,869

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End of Filing